Exhibit 99.1

VSE to Divest Integrated Concepts and Research Corporation and Combine Operations of its Two IT Subsidiaries, Akimeka, LLC and G&B Solutions, Inc.

Alexandria, Virginia (December 20, 2012) – VSE Corporation (NASDAQ: VSEC) announced today that the Board of Directors approved the divestiture of its wholly owned subsidiary, Integrated Concepts and Research Corporation (“ICRC”), a construction management services company. The Board authorized management to sell ICRC and thereby eliminate VSE’s Infrastructure Group. Also, VSE is combining the operations of its wholly owned subsidiaries Akimeka, LLC (“Akimeka”) and G&B Solutions, Inc. (“G&B”) under the leadership of John Harris, who will serve as President of the combined entities.

ICRC was acquired by VSE in 2007 to form VSE’s Infrastructure Group. ICRC’s largest contract was with the U.S. Department of Transportation Maritime Administration (“MARAD”) for construction manage-ment services performed on the Port of Anchorage Intermodal Expansion Project in Alaska. The MARAD contract expired earlier than originally anticipated on May 31, 2012, when the option year was not exercised. Subsequently, VSE’s Board and management began evaluating ICRC’s financial performance and strategic fit with the rest of the organization. VSE has commenced efforts to sell ICRC, and VSE has held preliminary discussions with potential buyers. VSE, however, has not entered into any agreement with respect to the sale of ICRC, and there is no assurance that VSE will succeed in selling ICRC. In connection with the determination to divest ICRC and eliminate VSE’s Infrastructure Group, VSE expects to incur pre-tax charges of approximately $7.8 million, of which approximately $5.8 million is attributable to goodwill and intangible write-offs. The impact to fiscal 2012 net income is expected to be approximately $4.8 million, and the impact to fiscal 2012 diluted EPS is expected to be approximately $0.90 in the fourth quarter of fiscal 2012. The estimated pre-tax charges, net income, and diluted EPS do not include any proceeds from a potential sale.

G&B and Akimeka, purchased by VSE in 2008 and 2010 respectively, provide information technology solutions to various U.S. Government Department of Defense and civilian agencies. Integration efforts under John Harris’ leadership have commenced and are expected to be substantially complete in late 2013.

“The sale of ICRC and consolidation of Akimeka and G&B are intended to better align our strategic direction and enhance our competitive position through improved operational efficiencies,” stated Mo Gauthier, VSE President and CEO. “With the expiration of the MARAD contract last spring, ICRC simply does not provide the financial lift to warrant devoting our resources to it. ICRC’s revenue and profitability have continued to decline in a difficult market. We are driving toward continued diversification, but we need to focus on more sustainable and profitable service offerings.” In addressing the consolidation of Akimeka and G&B, Mr. Gauthier further stated, “By combining the complementary offerings of Akimeka and G&B, we will more efficiently leverage their synergies while reducing costs.”  Mr. Gauthier concluded; “The Board and management agree that these two corporate restructuring initiatives should increase our overall competitiveness in what has been, and is expected to be, a challenging federal services market.”

About VSE
Established in 1959, VSE is a diversified federal services company with experience solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, consulting and supply chain management. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE News Contact: Christine Kaineg -- (703) 329-3263.